Exhibit 10.82

2024 Director Compensation Summary

The following table sets forth the compensation received by directors of Domino’s Pizza, Inc. (excluding the Company’s Chief Executive Officer) for service on the Board of Directors, Audit Committee, Compensation Committee, Nominating & Corporate Governance Committee and Inclusion & Diversity Committee:

Annual Retainer	Amount
Board of Directors	$90,000

Presiding Director	$25,000

Audit Committee
Chairperson	$35,000
Member	$15,000

Compensation Committee
Chairperson	$25,000
Member	$10,000

Inclusion & Diversity Committee
Chairperson	$20,000
Member	$10,000

Nominating & Corporate Governance Committee
Chairperson	$20,000
Member	$10,000

Annual Equity Award	Value
Target grant date fair value	$190,000
Award vests on first anniversary of the grant date